UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 15, 2013

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda		HM 11
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 10, 2013, a subsidiary of Kosmos Energy Ltd. (the “Company”), executed a petroleum agreement with the Office National des Hydrocarbures et des Mines (“ONHYM”), the national oil company of the Kingdom of Morocco, covering the Tarhazoute Offshore block, to which the Company previously held certain exploration rights under a 2011 reconnaissance contract. Under the terms of the petroleum agreement, the Company is the operator of the Tarhazoute Offshore block and has 75% participating interest. ONHYM holds a 25% carried interest in the block through the exploration period. The initial exploration period will last for two years and six months and will commence from the date specified in the exploration permits, which have yet to be finalized with the Government of Morocco and ONHYM. The exploration period may be extended for additional exploration extension periods of two years and six months and three years respectively. In the event of commercial success, the Company has the right to develop and produce oil or gas for a period of 25 years from the grant of an exploitation concession from the Government of Morocco, which may be extended for an additional period of 10 years under certain circumstances. The petroleum agreement is subject to customary government approvals.

On October 14, 2013, a subsidiary of the Company executed three farm-out agreements with a wholly-owned subsidiary of BP plc (“BP”), relating to three blocks in the Agadir Basin, offshore Morocco.  Under the terms of the respective farm-out agreements, BP will acquire non-operating interests of 45.0% in the Essaouira Offshore block, 26.325% in the Foum Assaka Offshore block and 45.0% in the Tarhazoute Offshore block. ONHYM will continue to hold its 25.0% carried interest in each of the three blocks through the exploration periods. BP will fund the Company’s share of the cost of one exploration well in each of the three blocks, subject to a maximum spend of $120 million per well, and pay its proportionate share of any well costs above $120 million per well. In the event a second exploration well is drilled in any block, BP shall pay 150% of its share of costs up to a cap of $120 million per well and pay its proportionate share of any well costs above $120 million per well. BP shall also pay an aggregate of approximately $36 million for its share of past costs incurred by the Company attributable to the three blocks. Completion of the transactions pursuant to the farm-out agreements is subject to customary closing conditions, including Moroccan government approvals.

On October 15, 2013, the Company issued a news release announcing the execution of the petroleum agreement for the Tarhazoute Offshore block and the three farm-out agreements with BP. A copy of the news release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibits are filed as part of this current report on Form 8-K:

	99.1	News Release dated October 15, 2013 announcing the execution of the petroleum agreement for the Tarhazoute Offshore block and the three farm-out agreements with BP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2013

KOSMOS ENERGY LTD.

By:	/s/ W. Greg Dunlevy
W. Greg Dunlevy
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	News Release dated October 15, 2013 announcing the execution of the petroleum agreement for the Tarhazoute Offshore block and the three farm-out agreements with BP.